UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 30, 2020

INUVO, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32442	87-0450450
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 President Clinton Boulevard, Suite 300, Little Rock, AR 72201
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (501) 205-8508 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
common	INUV	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company 

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Inuvo, Inc. (the “Company”) will be relying on the Securities and Exchange Commission’s Order under Section 36 of the Securities Exchange Act of 1934 Granting Exemptions From Specified Provisions of the Exchange Act and Certain Rules Thereunder dated March 25, 2020 (Release No. 34-88465) (the “Order”) to delay the filing of its Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 10-K”) due to the circumstances related to COVID-19. In particular, COVID-19 has caused our office in San Jose, California to close due to a stay at home order in place for California residents and we have closed our Little Rock, Arkansas office and issued a work from home policy to protect our employees and their families from potential virus transmission among co-workers. The office closures and work from home policy have in turn caused a delay in the completion our 2019 10-K reporting process and we are in the process of working on a remote basis to complete our audit and our internal and external review of our Form 10-K. Notwithstanding the foregoing, the Company expects to file the 2019 10-K no later than May 14, 2020 (which is 45 days from the 2019 10-K’s original filing deadline of March 30, 2020).

In light of the current COVID-19 pandemic, the Company will be including the following Risk Factor in its 2019 10-K, as may be updated to reflect subsequent events impacting the Company:

We are unable to predict the impact of COVID-19 on our company.

Because our company operates in the digital advertising industry, unlike a brick and mortar-based company, predicting the impact of the coronavirus pandemic on our company is difficult at this early stage in the viruses US expansion. Thus far, we have experienced a pause in marketing campaigns for two new IntentKey clients signed in March 2020 and a potential impact from a number of suppliers within ValidClick. Our office in San Jose, California is closed due to the stay at home order in place for California residents.  We closed our Little Rock, Arkansas office and have issued a work from home policy to protect our employees and their families from potential virus transmission among co- workers. Generally, marketing budgets tend to decline in times of a recession. We have started to curtail expenses, including travel and we have issued a work from home policy to protect our employees and their families from virus transmission associated with co-workers. We are beginning to experience interruptions in our daily operations, including our 10-K reporting process, as a result of these policies. We expect the revenue impact on our industry could vary dramatically by vertical. For example, we would expect to see less advertising demand from the travel, leisure and hospitality verticals and more advertising demand in the health, technology, insurance and pharmaceutical verticals. We also maintain long-standing relationships with Yahoo!, Google and Microsoft Online that provide access to hundreds of thousands of advertisers from which most of our ValidClick and digital publishing revenue originates. Any adverse impact on the operations of those companies would have a correspondingly adverse impact on our revenues in future periods. We will continue to assess the impact of the COVID-19 pandemic on our company, however, at this time we are unable to predict all possible impacts on our company, our operations and our revenues. Should revenues turn downwards both quickly and dramatically, we would not be in a strong position to offset equally as quickly with expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INUVO, INC.

Date: March 30, 2020	By:	/s/ Wallace D. Ruiz
Wallace D., Chief Financial Officer